Exhibit 10.2
May 30, 2018

Nikesh Arora
Sent via e-mail
Re: Terms of Employment
Dear Nikesh:
This letter agreement (the “Agreement”) is entered into between Palo Alto Networks, Inc. (“Company” or “we”) and Nikesh Arora (“Executive” or “you”). We intend that your start date will be June 6, 2018. This Agreement will be effective on your actual start date (the “Effective Date”).
1.Position. Beginning on the Effective Date, you will serve as Chief Executive Officer (“CEO”) of the Company. You will report to the Company’s Board of Directors (the “Board”) and shall perform the duties and responsibilities customary for such position and such other related duties as are assigned by the Board. This is a full-time position. In addition, subject to necessary corporate approvals, you will be appointed as Chairman of the Board. Upon your termination as the CEO for any reason, you agree to resign from the Board and any officer positions with the Company and/or any subsidiary that you hold and will cease to be a service provider to the Company.
While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You may engage in civic and not-for-profit activities as long as such activities do not interfere with the performance of your duties hereunder. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Cash Compensation.
(a)Base Salary. Your salary will be at an annualized rate of $1,000,000 per year beginning on the Effective Date, payable in accordance with the Company’s standard payroll schedule. Your salary, as well as any other cash amounts payable under this Agreement, will be subject to applicable tax withholdings. Your salary

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may be adjusted from time to time by the Board or the Compensation Committee of the Board (the “Compensation Committee”) in their sole discretion, subject to Section 5.
(b)Annual Incentive Compensation Payment. You will have the opportunity to earn a target annual incentive compensation payment of 100% of your annual base salary for each fiscal year based on the achievement of certain objectives, which will be established by our Board and/or the Compensation Committee. Each incentive compensation payment is subject to your continued employment through and until the date of payment. Your target annual incentive compensation opportunity and the terms and conditions thereof may be adjusted from time to time by our Board or the Compensation Committee in their sole discretion. Your annual incentive for fiscal 2018 will be pro-rated based on the time you are employed during fiscal 2018.
3.Equity.
(a)Time-Based RSUs. The Company will grant you restricted stock units pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”) having an approximate value of $40,000,000 (the “Time-Based RSUs”), with the number of shares determined based on the average closing price of the Company’s stock for the 30 trading days ending on the day before the Effective Date. The Time-Based RSUs will vest over a 7-year period with 1/7 of the shares subject to the Time-Based RSUs vesting on the one-year anniversary of the grant date, and 1/28 of the shares subject to the Time-Based RSUs vesting quarterly thereafter, subject to you continuing to be a Service Provider (as defined in the Plan) through each vesting date.
(b)Investment RSUs. On or before the 30th day after the Effective Date (the “Purchase Deadline”), you will purchase on the open market shares of Company common stock with a minimum aggregate value of $20,000,000 (the “Investment Shares”). If during the period starting on the Effective Date and ending on the Purchase Deadline, you are unable to purchase the Investment Shares for a certain period of trading days by the terms of the Company’s Insider Trading Policy, then the Purchase Deadline will be extended by such number of trading days that purchase was restricted. Upon the completion of such purchase, the Company will grant you a number of restricted stock units pursuant to the Plan equal to the number of Investment Shares, up to $20,000,000 aggregate value (the “Investment RSUs”). The Investment RSUs will vest over a 4-year period with 1/4 of the shares subject to the Investment RSUs vesting on the one-year anniversary of the grant date, and 1/16 of the shares subject to the subject to the Investment RSUs vesting quarterly thereafter, subject to your continuing to be a Service Provider and your holding all of the Investment Shares through each vesting date. If you cease to hold all of the Investment Shares until the fourth anniversary of Effective Date, you will forfeit all of the Investment RSUs. Purchase of the Investment Shares shall be made in accordance with the Company’s Insider Trading Policy.
(c)Performance-Stock Option. The Company will grant you a stock option pursuant to the Plan to purchase a number of shares of the Company’s common stock that results in an approximate aggregate grant date fair value for financial accounting purposes of $66,000,000 on the terms set forth below (the “Performance

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Option”). If the number of shares determined under the methodology in the prior sentence would result in an option to purchase less than 1,046,000 shares of the Company’s common stock, then the Performance Option will be with respect to 1,046,000 shares. The Performance Option will have a per share exercise price equal to the fair market value of a share of Company common stock on the grant date. We expect the grant date of the Performance Option to occur the business day following the Effective Date. The Performance Option will have a maximum term equal to 7 years, with the 1/4 of the Performance Option described under (iv) having a maximum term of 7.5 years.
Shares subject to the Performance Option become eligible to vest upon achievement of the following stock price targets (measured based on the average closing price for a 30 consecutive trading day period (“Stock Price Achievement”) during the period specified below following the grant date of the Performance Option (the “Performance Window”)):
(i)1/4 of the shares subject to the Performance Option become eligible to vest (“Eligible Option Shares”) upon Stock Price Achievement during a 4-year Performance Window that exceeds 150% of the exercise price of the Performance Option (the “Baseline Price”).
(ii)1/4 of the shares subject to the Performance Option become Eligible Option Shares upon Stock Price Achievement during a 5-year Performance Window that exceeds 200% of the Baseline Price.
(iii)1/4 of the shares subject to the Performance Option become Eligible Option Shares upon Stock Price Achievement during a 6-year Performance Window that exceeds 250% of the Baseline Price.
(iv)1/4 of the shares subject to the Performance Option become Eligible Option Shares upon Stock Price Achievement during a 7-year Performance Window that exceeds 300% of the Baseline Price.
To the extent that Stock Price Achievements have been met, Eligible Option Shares will vest as to 1/4 of such shares on each annual anniversary of the Performance Option grant date, subject to you continuing to be a Service Provider through each vesting date. If a Stock Price Achievement milestone has been achieved once during the applicable Performance Window, then achievement related to such milestone shall be deemed to occur and no subsequent stock price drop will have any effect on a previous achievement. Any shares subject to the Performance Option that do not become Eligible Option Shares prior to the expiration of the applicable Performance Window shall forfeit. If a Change in Control occurs during a Performance Window, the per share price payable to Company stockholders at the closing shall be the final Stock Price Achievement, and any shares subject to the Performance Option that do not become Eligible Option Shares as of the Change in Control will terminate.
The terms of the Time-Based RSUs, the Investment RSUs and the Performance Option shall each be set forth in a form of award agreement under the Plan.

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4.At Will Employment. While we look forward to a productive relationship, your employment with the Company, however, is for an unspecified period of time and this Agreement creates an at-will employment relationship that may be terminated (subject to the terms of this Agreement) by you or the Company at any time for any reason and with or without cause or prior notice. Upon termination of your employment for any reason, you shall be entitled to receive any compensation earned and reimbursements due through the effective date of termination.
5.Termination Benefits.
(a)Subject to 5(d) below, if your employment terminates in a manner giving rise to benefits under either paragraph (b) or (c) below, the post-termination exercise period of your then-outstanding and vested stock options will be the 12 month anniversary of your separation unless the maximum term of any such stock options would occur prior to the 12 month anniversary, in which case it will be the maximum term of such stock options.
(b)Following a Change in Control. In the event that there is a Change in Control of the Company and the Company or its successor terminates your employment other than for Cause, or you terminate your employment for Good Reason, in either case upon or within 12 months following the Change in Control, then you will be entitled to receive:
(i)a lump-sum payment equal to your then-current annual base salary, 100% of your target incentive compensation payment for that fiscal year, and reimbursement of 12 months of your COBRA premiums;
(ii)accelerated vesting of each of the Time-Based RSUs and Investment RSUs equal to the greater of: (x) 50% of the unvested shares; or (y) the shares that would have vested by the 24 month anniversary of your last date of employment; and
(iii)accelerated vesting of 100% of any unvested Eligible Option Shares subject to the Performance Option (collectively, the “Change in Control Severance Benefits”). Your entitlement to the Change in Control Severance Benefits is subject to your compliance with subsection (b) below.
(c)Other Termination. In the event that your employment is terminated by the Company other than for Cause, at any time before a Change in Control or more than 12 months following a Change in Control, then you will receive:
(i)continued payment of your then current base salary for a period of 12 months and reimbursement of 12 months of your COBRA premiums; and
(ii)12 months of additional vesting of your Time-Based RSUs, Investment RSUs and Eligible Option Shares (the “Other Termination Severance Benefits”). For the avoidance of doubt, if you have met the Stock Price Achievement related to the Performance Option, then any shares that have become Eligible Option Shares are eligible for acceleration under this subsection (b). Your

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entitlement to the Other Termination Severance Benefits is subject to your compliance with subsection (c) below.
(d)Form and Timing of Payment. This Section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Board of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5. The severance payments will be paid in lump sum and/or commence, as applicable, following the effectiveness of the release within 60 days after your separation and, once they commence, will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision. Notwithstanding the foregoing, if the 60-day period described in the preceding sentence spans two calendar years and/or if your severance payments are Deferred Payments (as defined below), then the payments will be paid in lump sum and/or commence, as applicable, on the 60th day following your termination of employment, subject to Section 6.
(e)Definitions.
(i)For purposes of this Agreement, “Cause” shall mean: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in intentional fraud or an act of willful dishonesty against the Company; (iii) willful breach of the Company’s policies which materially harms the Company; (iv) intentional damage of a substantial amount of the Company’s property; (v) willful and material breach of this agreement or Employee Invention Assignment and Confidentiality Agreement; or (vi) a willful failure or refusal in a material respect by you to follow the lawful, reasonable policies or directions of the Company as specified by the Board after being provided with notice of such failure, such notice specifying in reasonable detail the tasks which must be accomplished and a timeline for the accomplishment to avoid termination for Cause, and an opportunity to cure within 30 days of receipt of such notice.
(ii)For purposes of this Agreement, “Good Reason” shall mean: (i) a material reduction in your authority, status, obligations or responsibilities, provided that following a Change in Control a change in title alone (not accompanied by a change in authority, status, obligations or responsibilities) shall not constitute a material reduction; (ii) a reduction of your total annual compensation of more than 10% unless such reduction is no greater (in percentage terms) than compensation reductions imposed on substantially all of the Company’s employees pursuant to a directive of the Board; (iii) any failure by the Company to pay your base salary; (iv) the relocation of the principal place of the Company’s business to a location that is more than 35 miles

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further from your home than before the relocation; or (v) the Company’s material breach of this Agreement. Your resignation must occur within 12 months after one of the foregoing conditions has come into existence without your consent. A resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.
(iii)For purposes of this Agreement, “Change in Control” shall mean: (i) the sale or other disposition of all or substantially all of the assets of the Company; (ii) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; (iii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iv) the consummation of the acquisition of 51% or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company). Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
6.Section 280G. If any payments and other benefits provided for in this Agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section6, would be subject to the excise tax imposed by Section 4999 of the Code, then payments and other benefits will be payable to you either in full or in such lesser amounts as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, on your receipt on an after-tax basis of the greatest amount of payments and other benefits, by reducing payments in the following order: (i) cancellation of accelerated vesting of stock options that are out-of-the-money; (ii) reduction in cash payments; (iii) cancellation of accelerated vesting of all equity awards that are not out-of-the-money stock options; and (iv) other employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant. The Company will select a professional services firm to make all of the determinations required to be made under this section relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments.
7.Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A (“Deferred Payments”), and you are deemed at the time of such termination of employment to be a

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“specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
8.Benefits. You will continue to be eligible to participate in benefit plans established by the Company for its employees from time to time. Upon your termination of employment with the Company for any reason, you will be paid your salary through your date of termination.
9.Confidentiality; Compliance with Policies. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, as a condition of your employment you are required to sign the Company’s “Employee Invention Assignment and Confidentiality Agreement” on or prior to your start date. A copy of that agreement is attached hereto as Exhibit A. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You represent that your signing of this Agreement and the Company’s Employee Invention Assignment and Confidentiality Agreement, and your commencement of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers. You agree to be bound by the policies and procedures of the Company now or hereafter in effect relating to the conduct of employees.
10.Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within 3 business days of commencing employment with the Company you will need to present documentation demonstrating that you have authorization to work in the United States.
11.Governing Law; Arbitration. This Agreement shall be construed and enforced in accordance with the internal laws of the State of California (without regard

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to its laws relating to choice-of-law or conflict-of-laws). You and the Company shall submit to mandatory and exclusive binding confidential arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof or otherwise arising out of, or relating to, your employment with the Company or the termination thereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining injunctive relief from a court having jurisdiction over the parties related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. Such arbitration shall be conducted through JAMS in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the JAMS’ then-current rules for the resolution of employment disputes. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a covered claim in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.
12.Miscellaneous.
(a)Successors. This Agreement shall inure to the benefit of and be binding upon (a) the Company and any of its successors, and (b) you and your heirs, executors and representatives in the event of your death. Any successor to the Company shall be deemed substituted for the Company under the terms of this agreement for all purposes. In the event of a Change in Control, the Company agrees to obtain assumption of this Agreement by its successor.
(b)Modification. This Agreement, including, but not limited to the at will provision above, may not be amended or modified other than by a written agreement designated as an amendment and executed by you and a representative of the Board, although the Company reserves the right to unilaterally modify your compensation, benefits, job title and duties (subject to any express limitations set forth above).
(c)Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
(d)Attorney’s Fees. The Company will reimburse you for reasonable attorney’s fees involved in the negotiation of this Agreement, up to a maximum of $10,000.
(e)Complete Agreement. This Agreement (together with the Employee Invention Assignment and Confidentiality Agreement, the D&O Indemnification

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Agreement (if any) and the Plan, any successor equity incentive plan and any equity award agreement issued thereunder) represents the entire agreement between you and the Company with respect to the material terms and conditions of your employment, and supersedes and replaces all prior discussions, negotiations and agreements.
(f)Counterparts. This Agreement may be executed (i) in counterparts, each of which shall be an original, with same effect as if the signatures hereto were on the same instrument; and (ii) by facsimile or pdf. The parties agree that such facsimile or pdf signatures shall be deemed original signatures for all purposes.
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We are extremely excited about you joining Palo Alto Networks.
Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me via email.
For and on behalf of Palo Alto Networks.

/s/ DAN WARMENHOVEN
Dan Warmenhoven, Lead Independent Director

Agreed to and accepted:

/s/ NIKESH ARORA
Nikesh Arora

Dated:	May 30, 2018
Attachments:
Exhibit A:    Employee Invention Assignment and Confidentiality Agreement

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EMPLOYEE INVENTION ASSIGNMENT AND
CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Palo Alto Networks, Inc., a Delaware corporation (the “Company”), I hereby represent to, and agree with the Company as follows:

1.Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2.Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3.Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”). I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights. If no such list of Prior Inventions or Exhibit A is completed and/or attached hereto, I represent that I have no Prior Inventions at the time of signing this Agreement.

4.Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

5.Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6.Assistance. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in- fact to execute documents on my behalf for this purpose.

7.Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.

8.Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. I understand that nothing in this Agreement prohibits me communicating with, or responding to any inquiry from, or providing testimony before, any state or federal regulatory agencies with regard to such information without first obtaining permission from the Company. However, I agree to notify such agency of the confidential nature of the information provided and request that necessary steps be taken to maintain its confidentiality. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and, upon Company request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information.

9.No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

10.Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort during normal business hours. While I am employed by the Company, I will not provide services to, or assist in any manner, any business or third party that competes with the current or planned business of the Company, nor will I, without the prior written approval of (i) an officer of the Company if I am not an executive officer of the Company, or (ii) the Board of Directors of the Company if I am an executive officer of the Company, engage in any other professional employment or consulting.

11.Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

12.Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

13.Non-Solicitation of Suppliers/Customers. During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of California law.

14.Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

15.Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

16.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

17.Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

18.Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

19.Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

20.Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

21. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time. This Agreement shall be effective as of the first day of my employment by the Company.

Employee:

/s/ NIKESH ARORA
Signature

Nikesh Arora
Name (Please Print)

Title

May 31, 2018
Date

EXHIBIT A

SCHEDULE OF PRIOR INVENTIONS

1.
The following is a complete list of all Prior Inventions relevant to the subject matter of my employment by the Company that have been made or discovered or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Employee Invention Assignment and Confidentiality Agreement:

x	No inventions or improvements.

Additional sheets attached.

See below:

2.	I propose to bring to my employment the following materials and documents of a former employer:

x	No materials or documents.

Additional sheets attached.

See below:

/s/ NIKESH ARORA	May 31, 2018
Employee Signature	Date